Exhibit 10.96

[Gap Inc. logo]

October 29, 2012

Art Peck

Dear Art:

This letter is to confirm our offer to you as President, Innovation, Digital Strategy & New Brands, Gap Inc. and to summarize certain compensation arrangements. Except as described below, the employment terms of your letter agreement dated January 31, 2011 and the Agreement for Post-Termination Benefits, dated May 31, 2012, will remain in effect.

Start Date. Your first day in your new position will be November 5, 2012.

Salary. Effective on your Start Date, your annual salary will be $900,000, payable every two weeks.

Annual Bonus. Effective at the beginning of fiscal 2013, your annual target bonus will be 100% of your base salary and will be based on achievement of Gap Inc. and/or Division financial objectives as well as key business goals and individual performance. Depending on results, your actual bonus, if any, may be higher or lower and can reach a maximum of 200%. Your annual bonus for fiscal 2013 is scheduled for payment in March 2014. For the remainder of fiscal 2012, your annual target bonus will continue to be 75% of base salary and will be based on achievement of Gap North America financial objectives, key business goals and individual performance. Bonuses for fiscal 2012 are scheduled for payment in March 2013. You must be employed by Gap Inc. on the payment date to receive an award. Gap Inc. has the right to modify the program at any time. Management discretion can be used to modify the final award amount. Bonus payments are subject to supplemental income tax withholding.

Special Stock Award. Subject to approval by the Compensation and Management Development Committee of the Board of Directors (“the Committee”) and the provisions of Gap Inc.'s stock plan, you will be granted stock awards covering 50,000 shares of Gap Inc. common stock on the date when the award is approved by the Committee in March 2013 (the “date of grant”). Awards are in the form of units that are paid in Gap Inc. stock upon vesting. The award will become vested as shown in the schedule below, provided you are employed by Gap Inc. on the vesting date. Awards are subject to income tax withholding upon vesting.

Stock Award of 25,000 shares vesting two years from date of grant.
Stock Award of 25,000 shares vesting three years from date of grant.

Long-Term Growth Program. You will continue to participate in the Long-Term Growth Program. Beginning with the fiscal 2013-2015 performance cycle, your target opportunity to earn performance shares will be 150% of your base salary.

Yours sincerely,

/s/ Eva Sage-Gavin____________
Eva Sage-Gavin
Executive Vice President
Global HR & Corporate Affairs

Confirmed this 9th day of November, 2012

_/s/ Art Peck________________________________
Art Peck